Exhibit 4.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (the “Amendment”) is made as of this 13th day of September, 2013, by and among HANDY & HARMAN GROUP LTD., a Delaware corporation (the “Borrower”), each of the GUARANTORS listed on the signature pages hereto (the “Guarantors” and each is individually referred to herein as a “Guarantor”, and together with the Borrower, the “Loan Parties” and each is individually referred to herein as a “Loan Party”), the financial institutions which are named on the signature pages hereto as lenders (collectively, the “Lenders” and each is individually referred to as a “Lender”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (the “Administrative Agent”) and in its capacity as a Lender.
BACKGROUND
A.On November 8, 2012, Borrower, Guarantors, Lenders and Administrative Agent entered into a Credit Agreement to reflect certain financing arrangements between the parties thereto (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”). The Credit Agreement, Loan Documents, and all other documents executed in connection therewith are collectively referred to herein as the “Existing Financing Agreements.” All capitalized terms used herein but not otherwise defined herein shall have the meaning given to them in the Credit Agreement.
B.    The Loan Parties have requested and the Administrative Agent and the Lenders have agreed, to amend certain terms and provisions contained in the Credit Agreement, as set forth more fully below and subject, in each case, to the terms and conditions set forth in this Amendment.
NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.    Amendments to Credit Agreement. Upon the Effective Date, the Credit Agreement shall be amended as follows:
(a)    New Definition. The following definition shall be added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
Availability Block shall have the meaning given to such term in Section 5.7.2 hereof.
(b)    Definition. The following definition contained in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety as follows:

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Borrowing Base shall mean, at any time, the amount equal to:
(a)    the lesser of:
(i)    the sum of:
(A)    85% of the amount of Eligible Accounts, plus
(B)    the lesser of:
(1) (I) 40% multiplied by the Value of the Eligible Inventory (other than Precious Metals Inventory) of the Non-Precious Metals Borrowing Base Parties; plus
(II) 75% multiplied by the Value of the Eligible Inventory consisting of Precious Metals Inventory of Handy and the Precious Metals Borrowing Base Parties; and
(2)    the lesser of (x) 50% of the Revolving Credit Commitments and (y) 50% of the Borrowing Base; and
(ii)    the Revolving Credit Commitments, minus
(b)    Reserves, minus
(c)    the Availability Block.
The amounts of Eligible Inventory of any Borrowing Base Party shall be determined based on the lesser of the amount of Inventory set forth in the general ledger of the Borrower and the perpetual inventory record maintained by the Borrower.
(c)    Aggregate Revolving Credit Commitments. Section 2.11.1.3 of the Credit Agreement shall be amended and restated in its entirety as follows:
2.11.1.3     Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed $160,000,000.
(d)    Scheduled Amortization of Term Loans. Section 3.3 of the Credit Agreement shall be amended and restated in its entirety as follows:
3.3    Scheduled Amortization of Term Loans. Subject to adjustment as a result of prepayments in accordance with the terms of this Agreement, the Borrower shall repay, and there shall become

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due and payable (together with accrued interest thereon), on each Principal Amortization Payment Date falling in each month listed below, if applicable, the aggregate principal amount of the Term Loans indicated opposite such month:

Date:	Amount:	Principal Remaining:	Amort. %:
05/01/13	$2,156,250	$120,687,500	1.725%
08/01/13	$2,343,750	$118,343,750	1.875%
11/01/13	$2,343,750	$116,000,000	1.875%
02/01/14	$3,125,000	$112,875,000	2.5%
05/01/14	$3,125,000	$109,750,000	2.5%
08/01/14	$3,125,000	$106,625,000	2.5%
11/01/14	$3,125,000	$103,500,000	2.5%
02/01/15	$3,906,250	$99,593,750	3.125%
05/01/15	$3,906,250	$95,687,500	3.125%
08/01/15	$3,906,250	$91,781,250	3.125%
11/01/15	$3,906,250	$87,875,000	3.125%
02/01/16	$3,906,250	$83,968,750	3.125%
05/01/16	$3,906,250	$80,062,500	3.125%
08/01/16	$3,906,250	$76,156,250	3.125%
11/01/16	$3,906,250	$72,250,000	3.125%
02/01/17	$3,906,250	$68,343,750	3.125%
05/01/17	$3,906,250	$64,437,500	3.125%
08/01/17	$3,906,250	$60,531,250	3.125%
Maturity Date	$60,531,250	$0

; provided that in any event any remaining unpaid principal amount of Term Loans shall be due and payable on the earlier of (a) the Maturity Date and (b) the date the Term Loans are declared due and payable pursuant to Section 9.2 [Consequences of Event of Default] (it being understood that if the Maturity Date is June 15, 2017, the August 1, 2017 payment shall not be applicable and the payment amount set forth opposite “Maturity Date” shall be increased accordingly).

(e)    Sale of Assets. Section 5.7.2 of the Credit Agreement shall be amended and restated in its entirety as follows:
5.7.2    Sale of Assets.     In the event of any direct or indirect Disposition of any of the assets, including lines of business, of the

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Borrower or any of its Subsidiaries (other than sales or Dispositions referred to in clauses (i) through (iv), (vi) and (viii)  inclusive of Section 8.2.7 [Dispositions of Assets or Subsidiaries]) (each, an “Asset Sale”), (I)  the Net Cash Proceeds for any one Asset Sale (or series of inter-related Asset Sales)  is  equal to or less than $10,000,000, the Borrower shall within one (1) Business Day following receipt of the Net Cash Proceeds from such Asset Sale apply an amount equal to 100% of such Net Cash Proceeds as a repayment of the outstanding Revolving Credit Loans, or (II) the Net Cash Proceeds for any one Asset Sale (or series of inter-related Asset Sales)  (but only those Asset Sales the Net Cash Proceeds of which were not applied as a prepayment as hereinafter provided in this Section 5.7.2) is in excess of $10,000,000, the Borrower shall within five (5) Business Days following receipt of the Net Cash Proceeds from such Asset Sale apply an amount equal to 100% of such Net Cash Proceeds to the prepayment of Term Loans (and then the Revolving Credit Loans) as required by Section 5.7.5 [Application of Payments; Application Among Interest Rate Options] below; provided that with respect to an Asset Sale described in clause (II) above, (a) if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Cash Proceeds to acquire capital assets to be used or useful in the business of the Borrower or its Subsidiaries (it being understood that (x) Capital Expenditures that are not Unfinanced Capital Expenditures and (y) Unfinanced Capital Expenditures of less than $15,000,000 in any four-quarter period shall, in each case, be deemed not to have been financed with such Net Cash Proceeds), and certifying that no Event of Default or Potential Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds from such event (or the portion of such net proceeds specified in such certificate, if applicable); (b) to the extent any such Net Cash Proceeds shall be received in respect of assets owned by a Loan Party, such Net Cash Proceeds may be reinvested only in assets owned by a Loan Party; (c) such Net Cash Proceeds not so reinvested by the end of such 360-day period shall be immediately applied to the prepayment of the Term Loans and then to Revolving Credit Loans as set forth above in this Section 5.7.2 and (d) pending the use of Net Cash Proceeds as provided above, the Borrower shall within five (5) Business Day following such Asset Sale either (i) deposit such Net Cash Proceeds into  accounts at the Administrative Agent in which the Administrative Agent has the exclusive perfected Lien or (ii)

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apply the  amount equal to 100% of such Net Cash Proceeds to the repayment of the Revolving Credit Loans; provided that with respect to repayments under this clause (d) (ii), availability under the Borrowing Base shall be reduced (“Availability Block”) by the amount of such Net Cash Proceeds (which Availability Block shall be removed upon repayment of the Term Loans or the use of such Net Cash Proceeds, as provided herein), provided further  that to the extent the Net Cash Proceeds from such Asset Sale exceed the then outstanding balance of the Revolving Credit Loans, then pending the use of Net Cash Proceeds or repayment of the Loans as provided above, such excess Net Cash Proceeds shall be deposited into accounts at the Administrative Agent in which the Administrative Agent has the exclusive perfected Lien.
(d)    Dividends and Related Distributions. Section 8.2.5(v) of the Credit Agreement shall be amended and restated in its entirety as follows:
(v)    so long as no Potential Default or Event of Default exists, dividends and other distributions to Parent in an aggregate amount at any time outstanding not to exceed $15,000,000 plus up to $7,000,000 of declared dividends by Borrower relating to the stock repurchase programs specifically authorized by the board of directors of Parent on May 29, 2013 and on June 27, 2013; provided that the amount permitted by this clause (v) shall be replenished by the amount of cash capital contributions made by Parent to the common equity of the Borrower after any dividends or distributions made pursuant to this clause (v);
(e)    Maximum Leverage Ratio. Section 8.2.17 of the Credit Agreement shall be amended and restated in its entirety as follows:
8.2.17    Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2012, to exceed the amounts set forth below for the periods set forth below:

Period	Ratio
December 31, 2012 through December 30, 2013	3.25 to 1.00
December 31, 2013 through December 30, 2014	3.25 to 1.00
December 31, 2014 through December 30, 2015	3.25 to 1.00
December 31, 2015 and at all times thereafter	3.00 to 1.00

2.    Schedules. Schedule 1.1(A) to the Credit Agreement shall be amended and restated in its entirety and replaced with the updated Schedule 1.1(A) attached hereto as Exhibit A.

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3.    Representations and Warranties. Each Loan Party hereby:
(a)    reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;
(b)    reaffirms all of the covenants contained in the Credit Agreement and covenants to abide thereby until all Loans, Obligations and other liabilities of Loan Parties to Administrative Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Administrative Agent and Lenders;
(c)    represents and warrants that no Potential Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;
(d)    represents and warrants that since November 8, 2012, no event or development has occurred which has had or is reasonably likely to have a Material Adverse Change;
(e)    represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment and all related agreements, instruments, and documents to which such Loan Party is a party, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment and any related agreements, instruments or documents on its behalf were similarly authorized and empowered, and that neither this Amendment or any related agreements, instruments, or documents contravenes any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and
(f)    represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered by such Loan Party in connection herewith, are valid, binding and enforceable in accordance with their respective terms.
4.    Security Interest. As security for the payment and performance of the Secured Obligations (as defined in the Security Agreement), and satisfaction by the Loan Parties of all covenants and undertakings contained in the Credit Agreement and the other Existing Financing Agreements, the Borrower and each of the Guarantors reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of PNC Bank, National Association, in its capacity as Collateral Agent (as defined in the Security Agreement), for its benefit and the ratable benefit of each Secured Party (as defined in the Security Agreement), upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.
5.    Confirmation of Indebtedness. Loan Parties confirm and acknowledge that as of the close of business on September 11, 2013, Borrower was indebted to Administrative Agent and Lenders under the Credit Agreement in the aggregate principal amount of (i) $55,310,000 for the Revolving Credit Loans and (ii) $118,343,750 for the Term Loan, without any deduction, defense,

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setoff, claim or counterclaim, plus all fees, costs and expenses incurred to date in connection with the Credit Agreement and the other Existing Financing Agreements.
6.    Acknowledgment of Guarantors. Each Guarantor hereby covenants and agrees that the Continuing Agreement of Guaranty and Suretyship dated November 8, 2012, as amended, restated, supplemented and otherwise modified from time to time, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrower and each other Guarantor to Administrative Agent and Lenders under the Credit Agreement and the other Existing Financing Agreements.
7.    Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon (the “Effective Date”) the satisfaction of each of the following conditions (all documents to be in form and substance reasonably satisfactory to Administrative Agent and Administrative Agent’s counsel):
(a)    Administrative Agent shall have received this Amendment duly executed by Lenders and all Loan Parties;
(b)    Administrative Agent shall have received, on behalf of the Lenders, an upfront/amendment fee in the amount of $285,429.69, in immediately available funds, which fee shall be fully earned upon the date of this Amendment; and
(c)    Execution and/or delivery of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof.
8.    Payment of Fees and Expenses. Loan Parties shall pay or reimburse Administrative Agent for all fees, costs, and expenses, including without limitation, reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.
9.    Reaffirmation of Existing Financing Agreements. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all other of the Existing Financing Agreements, are hereby reaffirmed and shall continue in full force and effect as therein written.
10.    Release. As further consideration for Administrative Agent’s and Lenders’ agreement to grant the accommodations set forth herein, each Loan Party hereby waives and releases and forever discharges Administrative Agent and Lenders and their respective officers, directors, attorneys, agents and employees from any liability, damage, claim, loss or expense of any kind that Loan Parties, or any of them, may have against Administrative Agent or Lender arising out of or relating to the Obligations, this Amendment or the Existing Financing Agreements, other than any liability, damage, claim, loss or expense as a result of the gross negligence or willful misconduct of the Administrative Agent or any Lender.
11.    Miscellaneous.

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(a)    No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
(b)    The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(c)    No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(d)    The terms and conditions of this Amendment shall be governed by the laws of the State of New York.
(e)    This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or electronic transmission shall bind the parties hereto.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWER:                HANDY & HARMAN GROUP LTD.

By: /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

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GUARANTORS:
ALLOY RING SERVICE INC.
ARLON LLC
ARLON ADHESIVES & FILMS, INC.
ARLON MED INTERNATIONAL LLC
ARLON PARTNERS, INC.
ARLON SIGNTECH, LTD.
ARLON VISCOR LTD.
BAIRNCO CORPORATION
460 WEST MAIN STREET HOLDING CORPORATION
EAST 74TH STREET HOLDINGS INC.
DANIEL RADIATOR CORPORATION
ELE CORPORATION
HANDY & HARMAN
HANDY & HARMAN AUTOMOTIVE
GROUP, INC.
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
HANDY & HARMAN INTERNATIONAL, LTD.
HANDY & HARMAN OF CANADA, LIMITED
HANDY & HARMAN PERU, INC.
HANDY & HARMAN TUBE COMPANY, INC.
HANDYTUBE CORPORATION
H&H PRODUCTIONS, INC.
INDIANA TUBE CORPORATION
KASCO CORPORATION
KASCO MEXICO LLC
KJ-VMI REALTY, INC.
LUCAS-MILHAUPT, INC.
LUCAS-MILHAUPT WARWICK LLC
MARYLAND SPECIALTY WIRE, INC.
MICRO-TUBE FABRICATORS, INC.
OCMUS, INC.
OMG, INC.
OMG ROOFING, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE
PAL-RATH REALTY, INC.
PLATINA LABORATORIES, INC.
SHEFFIELD STREET CORPORATION
SOUTHERN SAW ACQUISITION CORPORATION
SWM, INC.
WILLING B WIRE CORPORATION

By: /s/ James F. McCabe, Jr.
Name: James F. McCabe, Jr.
Title: Senior Vice President

ATLANTIC SERVICE COMPANY, LIMITED

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

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By:    /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Treasurer

20 GRANT STREET NOMINEE TRUST
THE 7 ORNE STREET NOMINEE TRUST
THE 28 GRANT STREET NOMINEE TRUST

By:    /s/ James F. McCabe, Jr.
Name:    James F. McCabe, Jr.
Title:    Trustee

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

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PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

By:    /s/ Kirk M. Mader
Name:    Kirk M. Mader
Title:    Senior Vice President

RBS CITIZENS, N.A., as a Lender

By:    /s/ David Lang
Name:    David Lang
Title:    Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Cassie Kim
Name:    Cassie Kim
Title:    Vice President

BANK OF AMERICA, N.A., as a Lender

By:    /s/ Lincoln Schoff
Name:    Lincoln Schoff
Title:    SVP

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Melinda A. White
Name:    Melinda A. White
Title:    Senior Vice President

PEOPLE’S UNITED BANK, N.A., as a Lender

By:    /s/ John J. Kenny
Name:    John J. Kenny
Title:    Vice President

FIRST NIAGARA BANK, N.A., as a Lender

By:    /s/ Troy Jellerette
Name:    Troy Jellerette
Title:    Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT]

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Exhibit A

SCHEDULE 1.1(A)

PRICING GRID -
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Revolving Credit and Term Loan Base Rate Applicable Margin	Revolving Credit and Term Loan LIBOR Rate Applicable Margin
I	Less than or equal to 1.50 to 1.00	0.30%	1.25%	2.25%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.0	0.35%	1.50%	2.50%
III	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	0.40%	1.75%	2.75%
IV	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	0.45%	2.00%	3.00%
V	Greater than 3.00 to 1.0	0.50%	2.25%	3.25%

For purposes of determining the Applicable Margin and the Applicable Commitment Fee Rate:
(a)    The Applicable Margin and the Applicable Commitment Fee Rate on the Closing Date shall be at Level III and shall remain at Level III (or higher), until receipt of the annual financial statements for fiscal year ending December 31, 2012, whereupon paragraph (b) will become applicable.
(b)    The Applicable Margin and the Applicable Commitment Fee shall be recomputed as of the end of the fiscal quarter ending December 31, 2012 and for each fiscal quarter thereafter, based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin or the Applicable Commitment Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of the Borrower], If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 [Certificate of the Borrower], then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii)

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a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default], The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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